Exhibit 99.1



                     EXHIBIT 99.1 - JOINT FILING AGREEMENT



The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G and any amendments thereto with respect to the equity securities (as defined in Rule 13d-1(i)) of the issuer, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and any amendments thereto.


Date:  January 12, 2018

                                    First Trust Portfolios L.P.,
                                    First Trust Advisors L.P. and
                                    The Charger Corporation

				    By: /s/ James M. Dykas
    					---------------------------
				    Name:  James M. Dykas
				    Title: Chief Financial Officer of
       				           First Trust Portfolios L.P. and
       				           First Trust Advisors L.P., and
       			                   Chief Financial Officer and
       			                   Treasurer of The Charger
       			                   Corporation